April 28, 2026

Chad Clovis
Chief Executive Officer
Karbon-X Corp.
540 5th Ave SW, Suite 1720
Calgary, AB T2P 0M2

       Re: Karbon-X Corp.
           Form 10-K for the Fiscal Year Ended May 31, 2025
           Form 10-Q for the Quarter Ended November 30, 2025
           File No. 000-56288
Dear Chad Clovis:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Industrial
Applications and Services